Exhibit 99.1

PRESS RELEASE 16-07

Little Squaw Opens Gold Exploration in Mexico

Drilling to Start on Marisol Gold Property

Spokane WA – November 27, 2007 - Little Squaw Gold Mining Company (LITS:OTC.BB -- $0.86) (“Little Squaw” or “the Company”) announces that it has acquired the Marisol gold property located near the U.S. border south of Tucson in the State of Sonora, Mexico. The Company intends to launch a diamond core drilling program as soon as possible to test targets that have already been identified from the gold mining property’s historical database.

The favorable geological environments in Mexico, and Sonora State, in particular, provide many precious-metals exploration opportunities. Marisol lies in the Cucurpe Mining District where some 2 million ounces of gold have been produced primarily from epithermal-type deposits. Current gold resources for the district are thought to be about 3 million ounces.

“This drill-ready property is another example of our commitment to building value for our investors by focusing on highly prospective gold exploration assets concurrently with our diversification across politically supportive jurisdictions in the Americas,” said Little Squaw President, Richard Walters. “Specifically, Mexico combines favorable geology with stable political, social, and economic factors. The ability to work year-round in Mexico will counterbalance the seasonal campaigns on our Alaska property,” he added.

Little Squaw has formed and registered a wholly owned subsidiary, Minera LSG, S.A. de C.V. (“Minera LSG”), to hold the Company’s assets in Mexico. Minera LSG has an option to acquire 100 percent of the Marisol property mineral rights by making staged payments totaling $2,500,000 over five years, leaving a 1.25 percent net smelter return royalty that may be purchased for $1,500,000. A second agreement involving annual payments to surface owners for access, water usage, and rights to explore and develop the property has also been consummated. A finder’s fee is payable to an independent party.

The 1,411-acre (571-hectare) Marisol property is in northern Sonora State, 130 miles (209 kilometers) south of Tucson, Arizona, and 8 miles (13 kilometers) from the principal highway between Nogales and Hermosillo, Sonora. Marisol exhibits good potential to host bulk-tonnage gold-silver deposits that may be amenable to low-cost open-pit mining methods. The property exhibits two subparallel, northeast-trending, gold-silver mineralized structures separated at the surface by 230 feet (70 meters) of argillic/sericite-altered Jura-Cretaceous siltstone, limy siltstone and clastic sediments. These sediments are similar in texture and composition to some of those hosting the epithermal Carlin Trend (Nevada) gold deposits. They are also similar to those at the Santa Gertrudis mine, 30 miles northeast of Marisol, which produced more than 300,000 ounces of gold from northeast-trending structures between 1991 and 1997.

The Marisol deposit occurs adjacent to a major southeast-trending structure termed the “Mojave-Sonora megashear.” The megashear is believed to be a left-lateral transform fault system that stretches from central Sonora to south-central California. A number of gold mines are located along this structure, including La Herridura (the largest producing gold mine in Mexico with reserves of more than 5 million ounces) and the San Francisco mine, which is 12 miles (19 kilometers) west of Marisol with more than a million ounces of combined gold production and resources.

Surface rock samples collected by the Company earlier this year confirm good gold values from the mineralized zones. Two samples from the walls of small-scale mining operations conducted in the 1940s, returned values of 2.3 and 4.6 grams gold per tonne (g/t Au). Chip-channel samples from the surface zone to the southeast returned gold values up to 8.8 g/t Au over 2.0 meters. Old drilling records indicate this mineralization continues to depth.

The Company is currently organizing a 5,000-foot (1,500-meter) core drilling campaign, designed to verify depth extensions of mineralization under and around the old mining area. Initial examination by Company geologists found indications that the zone of gold mineralization may extend far beyond the old mining area. The upcoming exploration program will include geological mapping and rock and soil geochemical sample surveys to define the limits of mineralization.

Rodney Blakestad, Vice President of Exploration for Little Squaw, is responsible for this news release. For additional information regarding Little Squaw Gold Mining, contact Susan Schenk, Manager of Investor Relations, by telephone at (509) 535-6156, or by e-mail at ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com.

Little Squaw Gold Mining is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  All statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments that may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.